Exhibit 10.9

LATTICE SEMICONDUCTOR CORPORATION

2020 Cash Incentive Plan Summary

Purpose

The Lattice Cash Incentive Plan (the “Plan”) directly supports the achievement of business objectives while rewarding individual contribution. Employees will be compensated both for achievement of specific financial measures derived from the Company’s annual operating plan and corporate performance measured by the achievement of corporate MBOs. The Plan is established under the terms of and is governed by the Company’s 2013 Incentive Plan and the Plan accordingly is subject to administration by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

Effective Date

The Plan is effective the first day of the fiscal year as defined by the Lattice Finance Department.

Incentive Period

The Incentive Period is the fiscal year as defined by the Lattice Finance Department.

Incentive Payment

Incentives are paid annually following the close of the fiscal year, audit of the Company’s financial results for the year, determination of the achievement of Corporate MBOs and Compensation Committee approval of the proposed payment.

Eligibility

Regular employees become eligible to participate in the plan beginning on their hire date, except as otherwise provided under the heading Other General Provisions hereafter. Employees in grade 16 and above (hereafter “Executives”) become eligible to participate as provided in their initial offer letter or Employment Agreement, as applicable.

Eligibility excludes the following:

•	Those who are eligible under the Company’s Sales Incentive Plan (“SIP”);
•	Temporary employees (including interns) and contractors; and
•	Any other persons deemed ineligible by application of the provisions set forth under the heading "Other General Provisions" hereafter.

Incentive Targets

Each participant will be assigned an incentive target (“Individual Target”) established under the Company’s compensation practices. The Individual Target, stated as a percentage of Eligible Wages, is the potential incentive amount that an employee may earn if all funding and performance criteria for the Incentive Period are met at 100% of target. Changes in the Individual Target during the fiscal year will be prorated as provided under the heading Other General Provisions hereafter.

Participants may earn from 0% up to 200% of their Individual Target based on achievement of funding and performance criteria as outlined herein.

Performance Metrics

The table below contains the three (3) performance metrics and their respective weight that is applied to determine the 2020 bonus pool funding. The Compensation Committee of the Board of Directors approves the Corporate MBOs as well as the payout factor of the Corporate MBOs at the end of the preceding fiscal year. The determination of the Committee is final.

2020 Performance Metric	Metric Weight
1 - Operating Income	33.3%
2 - Revenue	33.3%
3 - Corporate MBOs	33.3%
Total	100%

Funding

Pool funding is based on the achievement of the financial metrics Revenue and Operating Income. No funding will take place until either the Revenue threshold or Operating Income threshold are achieved. Once the Revenue threshold or Operating Income threshold is attained, the Corporate MBOs will begin to payout and will be based on the Corporate MBOs payout factor approved by the Compensation Committee of the Board of Directors. The Corporate MBOs have a maximum payout factor of 100%.

Once the financial metrics achieve their threshold the metric will fund the plan on a linear basis starting with a payout factor of 0% and continuing until the maximum payout factor of 250% is attained.

Operating Income is defined as Non-GAAP Operating Income before incentive accrual and acquisition related expenses.

The Compensation Committee reserves the right to adjust the financial metrics in the event the Company engages in non-ordinary course transactions, including without limitation, mergers, acquisitions or divestitures.

Employee Payout

At the end of the Incentive Period, employees will be eligible for an incentive based on the following formula.

New for 2020, 25% of an employee’s incentive is variable based upon management discretion and is variable between 0-200%, and 75% of an employee’s incentive is formula-driven, based on the CIP funding % and employee’s individual target.

Employee Payout = {(Employee’s Eligible Earnings x Individual Bonus Target)

x [(75% x Weighted Company Bonus Funding) + (25% x Weighted Company Bonus Funding x 0-200% Manager discretion)]}

The Compensation Committee reserves the right to reduce or increase any amount payable under this Plan, including without limitation amounts payable on application of this formula.

Other General Provisions

Current Employees

Employee must be both a regular and active employee to participate in the plan. Employee payments will be prorated to exclude the number of calendar days the employee is not both a regular and active employee during the incentive period.

New Employees

New regular employees will be eligible to participate in the plan effective on the date they become actively employed. The employee payout will be prorated based on the number of calendar days they are actively employed during the incentive period.

Transfers

Regular employees that transfer either on to or off of the Sales Incentive Plan will have their employee payout prorated based on the number of calendar days they are eligible to participate in the Corporate Incentive Plan during the incentive period.

Changes in Incentive Targets

Changes in incentive targets will be prorated based on the number of calendar days the incentive target is in effect during the incentive period.

Leaves of Absence

Employee payments will be prorated to exclude the number of calendar days the employee is on leave during the incentive period, unless otherwise provided by local law.

Terminations - Voluntary and Involuntary

Employee must be in an active, eligible employment status as of the date incentive payments are actually paid to be eligible to receive an incentive payout for the prior Incentive Period and such incentive is not deemed to be earned until the payment date. No pro rata or partial payment will be paid for employees who are not actively employed on the date payments are made.

The following exception is applicable to all payments: An eligible employee whose termination date, as a result of an approved Employee Restructure Plan, is on or after the last day of the incentive period, but prior to the actual payment date shall remain eligible for an incentive payout for that plan year, subject to all other plan provisions.

Incentive Payments

Incentive payments will be made after the end of the fiscal year, once financial results have been determined and audited, and the Corporate MBOs have been reviewed and approved by the Compensation Committee and Board of Directors as provided above.

Eligible Wages

Eligible Wages means the 12-month base salary paid during the applicable incentive period, exclusive of any bonuses or wage supplements, unless otherwise required by local law. In the case of hourly employees, Eligible Wages mean ordinary wages earned and paid exclusive of any overtime wages paid during the incentive period.

Performance Improvement Plan

Employees who are on a formal Performance Improvement Plan (PIP) due to an Improvement Required rating determination or other unsatisfactory performance at the end of the incentive period will not be eligible for an incentive payment. The determination of the employee’s manager shall be conclusive and final with respect to the issue of whether a PIP has been satisfactorily performed.

Taxing

All required and applicable taxes and deductions will be withheld from incentive payments.

Plan Administrators

The Compensation Committee of the Board of Directors will oversee the Plan. The Lattice Finance Department will make all determinations of the Revenue and Operating Income metrics. The Lattice Human Resources Department will administer the Plan.

Manager Discretion

25% of each employee’s bonus is subject to manager discretion, which can vary from 0 – 200%. Manager discretion is based upon an assessment of each employee’s relative contributions to Lattice’s success in 2020.

Company Discretion

Participation in this plan does not constitute a contract of employment with the Company for any specified period of time, nor is it an entitlement to participate in any other program or any future program. The Compensation Committee reserves the right to cancel, revise, interpret, and apply this Plan and its provisions and to reduce any amounts payable under its terms at its sole discretion. Changes to the Plan must be in writing. Changes impacting the Executives must be approved by the Compensation Committee. The Company’s senior employee of Human Resources, and CEO must approve any exceptions to the Plan.